Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Liberty Interactive Corporation:

We consent to the use of our reports dated February 28, 2017, with respect to the consolidated balance sheets of Liberty Interactive Corporation and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations,  comprehensive earnings (loss), cash flows, and equity for each of the years in the three‑year period ended December 31, 2016,  and the effectiveness of internal control over financial reporting as of December 31, 2016, incorporated herein by reference.

/s/ KPMG LLP

Denver, Colorado
December 14, 2017